Exhibit 99.1

SOLERA NATIONAL BANCORP, INC. RECORDS FIRST QUARTERLY PROFIT

Performance Highlights

•                  Net Income:  Net income of $103,000 in first quarter 2010 increased $112,000 from fourth quarter 2009, and $585,000 from first quarter 2009.  Solera National Bank, the Company’s wholly-owned subsidiary, which opened for business in September 2007, has successfully navigated through the challenging economic environment to deliver the Company’s first quarterly profit.

•                  Significant Revenue Growth:  Net interest income increased 84% to $974,000 in first quarter 2010 compared with $530,000 in first quarter 2009 as a result of strong balance sheet growth and net interest margin expansion.

•                  Solid Loan Production:  As of the end of the first quarter 2010, the loan portfolio grew 81% to $56.3 million at March 31, 2010 compared to $31.1 million at March 31, 2009.  The Bank continued to compete aggressively for high-quality lending opportunities to small and midsize businesses in the Denver Metropolitan area.

•                  Asset Quality:  At March 31, 2010, Solera had one non-performing loan of $1 million representing 1.78% of gross loans.  The Bank has not experienced net credit losses since opening in September 2007 and has an allowance for loan losses of 1.68% of gross loans as of March 31, 2010.

•                  Strong Core Deposit Growth:  Customer deposits grew 98% to $110.1 million at March 31, 2010 compared with $55.5 million at March 31, 2009.  Core deposits, which exclude time deposits, comprised 62% of total deposits at March 31, 2010 compared with only 33% of total deposits at March 31, 2009.

•                  New Accounts:  At the close of first quarter 2010, the number of loan and deposit accounts grew 55% to 1,776 compared to 1,148 accounts in first quarter 2009.

•                  Expense Control:  Noninterest expense in first quarter 2010 of $1.0 million was essentially flat to both fourth quarter 2009 and first quarter 2009 despite the significant growth of the Company.

•                  Capital Strength:  At March 31, 2010, the Company’s tangible book value per share was $7.02.  Solera National Bank’s Tier 1 Leverage Capital Ratio of 11.4% and Total Risk-Based Capital Ratio of 19.3% at March 31, 2010 substantially exceeded the regulatory requirements of a well-capitalized bank.

LAKEWOOD, CO — April 26, 2010 - Solera National Bancorp, Inc. (OTC Bulletin Board: SLRK), the parent company of Solera National Bank, reported a first quarter 2010 profit of $103,000 or $.04 per share compared with a net loss of $9,000 or ($0.00) per share in fourth quarter 2009 and a net loss of $482,000 or ($0.19) per share in first quarter 2009.

During first quarter 2010, total interest and dividend income was $1.57 million, growing 70% compared with first quarter 2009.  Interest and fee income on loans was $726,000, the highest in the Bank’s history, growing 131% compared with first quarter 2009.

“Producing our first quarterly profit was a key milestone for our young company, and particularly meaningful in light of economic conditions and the difficulties the banking industry has endured,” said Douglas Crichfield, President and CEO.  “We believe our performance has validated our mission, which is an inclusive community banking model offering personalized service for retail customers as well as small and midsize businesses.”

“Management’s focus on expanding net interest margin and continuing our cost containment efforts have enabled us to optimize returns generated by deposit and loan growth,” remarked Robert J. Fenton, Executive Vice President and Chief Financial Officer.  “Net interest margin increased 19 basis points in first quarter 2010 to 3.03% as we reduced cost of funds by 32 basis points from the fourth quarter 2009.  We were also able to restructure a portion of our investment portfolio during the quarter, generating significant gains in the process.”

Net interest income rose to $974,000 in first quarter 2010, 5% higher than the prior quarter and an 84% increase over first quarter 2009.  The Company generated noninterest income of $280,000 in first quarter 2010, compared with $200,000 and $150,000 in fourth quarter 2009 and first quarter 2009, respectively.  During first quarter 2010, the Company recognized a $263,000 net gain on the sale of securities compared to a $173,000 and $77,000 net gain on the sale of securities during the fourth quarter 2009 and first quarter 2009, respectively.

“While our investing activities continued to be successful in generating gains, our focus remains on organic growth coupled with strong operating controls to generate sustained profitability,” commented Fenton.

The Company reported total assets of $137.5 million at March 31, 2010, compared with $87.4 million at March 31, 2009.

Management noted the Company continues to generate revenue growth well in excess of noninterest expense.  Noninterest expense in first quarter 2010 of $1.0 million was essentially flat to both the fourth quarter 2009 and the first quarter 2009, while net interest income continues to steadily increase each quarter.

At the end of first quarter 2010, the Company had one non-performing loan totaling $1.0 million for which a specific reserve has been allocated.  In light of the growth in the loan portfolio and the current economic environment, the Company deemed it prudent to increase its allowance for loan losses by $115,000 from the trailing quarter to $945,000, representing 1.68% of gross loans.

Customer deposits totaled $110.1 million in first quarter 2010, an increase of $54.6 million compared to first quarter 2009.  Importantly, management notes the growth in customer deposits during this period was primarily in core deposits, which exclude time deposits.  The Company believes these core deposits will provide a stable, low-cost source of funds over the long-term.  Core deposits comprised 62% of deposits at March 31, 2010 compared to 33% at March 31, 2009.  The number of deposit accounts grew to 1,603, an increase of 55% compared to first quarter 2009.  The Bank’s Tier 1 Leverage Capital Ratio was 11.4% at quarter end, while its Total Risk-Based Capital was 19.3% — both in excess of commonly accepted regulatory standards for well-capitalized institutions.

The Company had significant liquidity at quarter-end, including unsecured federal fund purchase lines and additional secured borrowing capacity at the Federal Home Loan Bank of Topeka, the Federal Reserve Bank, and through a correspondent bank relationship.

Crichfield concluded: “We are well-capitalized and have ample liquidity to profitably grow the Company for the foreseeable future.  Despite the relatively soft economy, we continue to be successful in identifying opportunities to serve our customers, attract new relationship business and build on our momentum.  Our focus continues to be on achieving sustained profitability and growth in shareholder value.”

About Solera National Bancorp, Inc.

Solera National Bancorp, Inc. was incorporated in 2006 to organize and serve as the holding company for Solera National Bank which opened for business on September 10, 2007.  Solera National Bank is a traditional, community, commercial bank with a specialized focus serving the Hispanic market.  For more information, visit http://www.solerabank.com.

Cautions Concerning Forward-Looking Statements

All information in this press release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements contained in this release, which are not historical facts and that relate to future plans or projected results of Solera National Bancorp, Inc. (“Company”) and its wholly-owned subsidiary, Solera National Bank (“Bank”), are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied.  These risks and uncertainties can include the risks associated with the ability to grow the Bank and the services it provides, the ability to successfully integrate new business lines and expand into new markets, competition in the marketplace, general economic conditions and many other risks described in the Company’s Securities and Exchange Commission filings.  The most significant of these uncertainties are described in our Annual Report on Form 10-K and Quarterly reports on Form 10-Q all of which any reader of this release is encouraged to study (including all amendments to those reports) and exhibits to those reports, and include (but are not limited to) the following: the Company has a limited operating history upon which to base an estimate of its future financial performance; the Bank’s failure to implement its business strategies may adversely affect the Company’s financial performance; the continuation of the economic downturn may have an adverse effect on the Company’s financial performance; and the Company is subject to extensive regulatory oversight.  We undertake no obligation to update or revise any forward-looking statement. Readers of this release are cautioned not to put undue reliance on forward-looking statements.

Contacts:

Douglas Crichfield, President & CEO, 303-937-6429

Robert J. Fenton, Executive Vice President and Chief Financial Officer, 303-202-0933

FINANCIAL TABLES FOLLOW

SOLERA NATIONAL BANCORP, INC.

CONSOLIDATED BALANCE SHEETS

(unaudited)

($000s)	3/31/10	12/31/09	9/30/09	6/30/09	3/31/09
ASSETS
Cash and due from banks	$1,114	$1,696	$1,087	$718	$1,577
Federal funds sold	4,605	820	4,975	385	—
Interest-bearing deposits with banks	1,848	3,784	2,241	—	—
Investment securities, available-for-sale	71,302	73,441	73,026	53,718	52,484
FHLB and Federal Reserve Bank stocks, at cost	1,113	1,131	1,092	1,064	1,069
Gross loans	56,331	50,504	48,490	39,308	31,066
Net deferred (fees)/expenses	(123)	(114)	(135)	(103)	(118)
Allowance for loan losses	(945)	(830)	(700)	(520)	(386)
Net loans	55,263	49,560	47,655	38,685	30,562
Premises and equipment, net	841	875	909	948	978
Accrued interest receivable	675	814	677	657	468
Other assets	772	719	752	214	244
TOTAL ASSETS	$137,533	$132,840	$132,414	$96,389	$87,382

LIABILITIES AND STOCKHOLDERS’ EQUITY
Noninterest-bearing demand deposits	$2,640	$2,624	$4,346	$5,637	$5,171
Interest-bearing demand deposits	5,864	6,830	11,537	2,773	4,372
Savings and money market deposits	59,366	55,318	42,323	13,219	8,676
Time deposits	42,248	39,629	44,696	44,630	37,269
TOTAL DEPOSITS	110,118	104,401	102,902	66,259	55,488

Securities sold under agreements to repurchase and federal funds purchased	110	326	26	1,541	1,182
Accrued interest payable	83	82	139	113	109
Accounts payable and other liabilities	220	344	1,894	420	1,799
Federal Home Loan Bank borrowings	7,750	8,750	7,750	9,500	10,000
Deferred rent liability	90	85	80	74	68
Capital lease liability	107	118	128	138	147
TOTAL LIABILITIES	118,478	114,106	112,919	78,045	68,793

Common stock	26	26	26	26	26
Additional paid-in capital	25,814	25,768	25,713	25,660	25,607
Accumulated deficit	(7,913)	(8,016)	(8,007)	(7,746)	(7,222)
Accumulated other comprehensive income	1,128	956	1,763	404	178
TOTAL STOCKHOLDERS’ EQUITY	19,055	18,734	19,495	18,344	18,589
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$137,533	$132,840	$132,414	$96,389	$87,382

SOLERA NATIONAL BANCORP, INC.

CONSOLIDATED INCOME STATEMENTS

(unaudited)

	For the Three Months Ended:
($000s)	3/31/10	12/31/09	9/30/09	6/30/09	3/31/09
Interest and dividend income
Interest and fees on loans	$726	$713	$598	$469	$314
Federal funds sold	1	2	2	—	1
Investment securities	829	896	752	650	598
Dividends on bank stocks	12	11	11	10	10
Other	5	8	—	—	—
Total interest income	1,573	1,630	1,363	1,129	923

Interest expense
Deposits	518	622	517	369	294
Securities sold under agreements to repurchase and federal funds purchased	2	2	2	4	3
FHLB borrowings	76	78	78	86	92
Capital leases	3	3	3	3	4
Total interest expense	599	705	600	462	393

Net interest income	974	925	763	667	530

Provision for loan losses	115	130	180	135	117
Net interest income after provision for loan losses	859	795	583	532	413

Noninterest income
Customer service and other fees	17	27	80	71	69
Gain on sale of securities	263	173	98	30	77
Sublease income	—	—	—	—	4
Total noninterest income	280	200	178	101	150

Noninterest expense
Salaries and employee benefits	544	548	591	686	612
Occupancy	139	141	142	139	136
Professional fees	130	80	53	67	116
Other general and administrative	223	235	236	264	181
Total noninterest expense	1,036	1,004	1,022	1,156	1,045

Net income (loss)	$103	$(9)	$(261)	$(523)	$(482)

Number of deposit accounts	1,603	1,595	1,510	1,152	1,034
Number of loan accounts	173	150	141	127	114
Total accounts	1,776	1,745	1,651	1,279	1,148